Exhibit 11.1

INDEPENDENT AUDITOR’S LETTER OF CONSENT

Management and Board of Directors

Smart RX Systems, Inc

Lutz, Florida

The financial statements of Smart RX Systems, Inc. as of December 31, 2016 and 2017 and for the years then ended, included in this offering circular, have been audited by Soto Accounting, LLC, independent auditors, as stated in their report appearing herein.

We agree to the inclusion in the offering circular of our report, dated July 18, 2018 on our audit of the financial statements of Smart RX Systems, Inc.

/s/ Soto Accounting, LLC

Soto Accounting, LLC

Chicago, Illinois

July 18, 2018

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com